Exhibit 10.1

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

July 19, 2022

Mustafa Furniturewala

Dear Mustafa,

On behalf of the Board of Directors of Coursera, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President (“SVP”), Engineering, effective as of July 25, 2022 (the “Start Date”). You will initially report to the Company’s Chief Executive Officer, Jeff Maggioncalda.

1.
Full Business Time and Effort. You shall devote your full business efforts and time to the Company and during your employment, you will not without the written consent of the CEO engage in any other employment, occupation, consulting, advisory, board membership, or other business activity directly or indirectly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

2.
At Will Employment. Your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time for any lawful reason, with or without Cause (as defined below), and with or without notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification or amendment, by implication or otherwise, of the at-will nature of your employment with the Company.

3.
Cash Compensation. Your annual base salary will be $350,000, payable in accordance with the Company’s normal payroll practices (as such may be increased from time to time, the “Base Salary”), less any payroll deductions and withholdings as are required by law. You will be participating in the executive service plan. You will initially be eligible to receive an annual cash bonus, with a target amount during each calendar year of the Company equal to 60% of the Base Salary (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon the achievement of performance objectives established by the CEO and subject to the terms of the applicable bonus plan(s). For calendar year 2022, your annual cash bonus will have two components: (a) your annual cash bonus for which you were eligible under your prior role as VP, Engineering which shall be pro-rated from the period beginning January 1, 2022 and ending on July 24, 2022 (“Prior Bonus”) and (b) your Target Bonus pro-rated for the number of days in the calendar year during the period between your Start Date and December 31, 2022; provided that in order to receive payment of any Prior Bonus and/or Actual Bonus, you must be employed by the Company on the last day of such calendar year to which such bonus relates and at the time bonuses are paid. Your Prior Bonus and/or Actual Bonus will be paid by the fifteenth day of the third month following your or the Company’s taxable year in which it is earned, whichever is later.

4.
Expenses. The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies. You must be an employee of the Company on the date an expense is incurred and must submit a claim for reimbursement (including submitting to the Company proper documentation evidencing such incurred expenses) in accordance with the Company’s reimbursement policies.

5.
Benefits. During your employment, you shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company with respect to other senior executives of the Company,

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

including, without limitation, any Company group medical, dental, vision insurance and Section 401(k) plan and vacation policies. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

6.
Equity Award. The Company will recommend to the Board of Directors that you be granted an equity award in the amount of $2,000,000 (the “Total Equity Grant”), with 50% of such amount to consist of restricted stock units (“RSUs”) and 50% of such amount to consist of stock options (“Options”), in each case as set forth below:

a.
RSUs. The number of RSUs awarded will be equal to the value of the Total Equity Grant divided by two, with the resulting quotient to be divided further by the 30-day average closing price of the Company’s common stock, rounded up to the nearest whole share, subject to the terms and conditions of the Company’s 2021 Stock Incentive Plan and standard form of time-based RSU agreement. The RSUs will vest over a four-year period with twenty-five percent (25%) of the RSUs vesting on August 15, 2023 and six-and-a-quarter percent (6.25%) vesting on each quarterly vesting date thereafter, subject to continued employment with the Company through the applicable vesting dates; and

b.
Options. The number of stock options awarded will be equal to the number that is 2x the number of restricted stock units granted in connection with Section 6(a) above. The stock options will have an exercise price equal to the closing price on the date of grant and will vest over a four-year period with twenty-five percent (25%) of the stock options vesting on August 15, 2023 and two and eight-hundredths percent (2.08%) vesting on each monthly vesting date thereafter, subject to continued employment with the Company through the applicable vesting dates.

7.
Severance and Vesting Acceleration. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows: (a) you may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (“Constructive Termination”); (b) you may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”). Notwithstanding anything to the contrary in this agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.

a.
Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or Disability (as defined below), or in the event of your Voluntary Termination or Constructive Termination not addressed in 7(c), you will be paid only (i) any earned but unpaid Base Salary and earned and accrued but unused vacation or paid time off (if applicable pursuant to the Company’s policies) and (ii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines (including submitting to the Company proper documentation evidencing such incurred expenses), in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

b.
Termination without Cause Not In Connection With a Change of Control. In the event of your

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

Termination without Cause not in connection with a Change of Control (as defined below); provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective and irrevocable within sixty (60) days following your termination of employment, then, you shall be entitled to (i) your Accrued Compensation and (ii) a lump sum payment equal to the sum of (1) six months of your then current Base Salary, plus (2) an additional week of your then current Base Salary for every full year of employment you have had with the Company prior to such termination, payable on the first business day after the 60th day following your termination of employment.

c.
Termination without Cause or Constructive Termination In Connection With a Change of Control. In the event of your Termination without Cause or Constructive Termination in connection with a Change of Control that occurs during the period commencing three (3) months prior to and ending twelve (12) months following the Change of Control, provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective and irrevocable within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 7(b)), you shall be entitled to (i) your Accrued Compensation, (ii) accelerated service-based vesting of 100% of the then unvested portion of your stock options, liquidity contingent restricted stock unti award(s) and other equity award(s) subject only to service-based vesting (other equity awards shall continue according to the terms of the applicable award agreement with respect to such provisions), (iii) a lump sum payment equal to six months of your then current Base Salary,plus an additional week of your then current Base Salary for every full year of employment you have had with the Company prior to such termination(iv) a lump sum payment equal to any Actual Bonus earned in the calendar year prior to the Change of Control but not yet paid, and (v) a lump sum payment equal to your then-current Target Bonus (assuming a Company Performance Payout Multiplier of 100% under the Company’s then-current Executive Compensation Plan) pro-rated for the number of days in the calendar year that have elapsed prior to the Change of Control, (i)-(v) collectively, payable on the first business day after the 60th day following your termination of employment.

d.
Other Termination Provisions. Upon your termination for any reason and after giving effect to any acceleration that may apply under this Section 7, the Option shall cease vesting. For the avoidance of doubt, you will not be entitled to any severance in connection with a termination of your employment with the Company for any reason other than the severance and accelerated vesting of the Option on the terms set forth above in this Section 7.

8.
Definitions. For the purposes of this agreement:

a)
“Cause” means (i) your material failure to perform your stated duties, and your inability or unwillingness to cure such failure to the reasonable satisfaction of the Company within 30 days following written notice of such failure to you from the Company; (ii) your material violation of a Company policy or material breach of any written agreement or covenant with the Company, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you; (iii) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties); (iv) your commission of a willful act that constitutes gross misconduct and which is materially injurious to the Company; (v) your commission of any act of fraud or embezzlement; (vi)

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

your commission of any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company; or (vii) your willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees. You will be provided with notice and thirty calendar days opportunity to cure any event that is curable. The determination as to whether you are being terminated for Cause will be made in good faith by the Board and will be final and binding.

b)
“Change of Control” means (i) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; (iii) a change in the composition of the Board, as a result of which the individuals who, on the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; provided, further, that the Incumbent Board shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of director or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Incumbet Board or (iv) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each of cases (i)-(iv) of this definition, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change of control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii). For purposes of this Section 8(b) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock

c)
“Disability” means a disability as defined in Section 22(e)(3) of the Code.

d)
“Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a material reduction by the Company of your Base Salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to the vice presidents of the Company and the employees senior to vice presidents of the Company); or (ii) a relocation of your principal place of employment to a location that increases

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

your one way commute by more than 35 miles. In order for an event to qualify as “Good Reason,” you must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must resign within 90 days following the end of the Cure Period.

9.
Parachute Payments. In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and

(ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.
Section 409A. To the extent (a) any payments or benefits to which you become entitled under this agreement, or under any other agreement or Company plan, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in kind benefit under this agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.
Miscellaneous; Arbitration; Jury Trial Waiver. As a condition of your employment, you are also required to sign and comply with a Proprietary Information and Inventions Assignment Agreement (a “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under its then-applicable rules, (ii) YOU ARE WAIVING ANY AND ALL RIGHTS TO A JURY TRIAL BUT ALL COURT REMEDIES WILL BE

AVAILABLE IN ARBITRATION, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) all JAMS fees and administrative charges shall be paid by the Company. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

You and the Company recognize that this is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this agreement. Hence, in any construction to be made of this agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You acknowledge and agree that you have consulted with your own tax advisors with respect to any advice you may deem necessary or appropriate with respect to this agreement, that neither the Company nor any of its directors, officers, counsel, stockholders, or advisors has provided any tax advice to you or otherwise made any representations or guarantees to you with respect to the tax treatment of the bonus opportunity provided in this agreement, and that you have relied entirely on your own professional advisors as to these matters. The provisions of this agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this agreement.

This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

(Signature Page Follows)

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

To indicate your acceptance of the Company’s offer, please sign and date this agreement in the space provided below and return it to me. A duplicate original is enclosed for your records. This agreement, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and another officer of the Company designated by the Board.

/s/ Richard Jacquet

Richard Jacquet

Chief People Officer

Agreed to and accepted by:

/s/ Mustafa Furniturewala

Mustafa Furniturewala